WINTEGRA LTD.

JACOB (KOBI) BEN ZVI EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective as of January 1, 2006 (“Effective Date”), by and between Wintegra Ltd. of 6 Hamasger St. Raa’nana, Israel (the “Company”), and Jacob (Kobi) Ben Zvi, Israeli I.D. No. 51713709, Israel, (“Executive”).

WHEREAS	Executive serves as President and Chief Executive Officer (“CEO”) of Wintegra Inc., the parent company of Wintegra Ltd. (the “Parent Company”) and as President and CEO of the Company; and

WHEREAS	the Parent Company has decided that Executive shall divide his business time between the Parent Company and the Company; and

WHEREAS	the parties desire to state the terms and conditions of Executive’s engagement by the Company.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Preamble and Exhibits

The preamble to this Agreement and its Appendixes constitute an integral part hereof.

2.	Position and Duties

2.1	As of the Effective Date, Executive shall continue to be Chief Executive Officer and Chairman of the Board of Directors of the Company. Executive shall be subject and report to the Board of Directors.

2.2
Executive shall devote all of his business time to his employment with the Company, except that time spent in the United States, which shall be devoted to the Parent Company. The Board of Directors of the Parent Company may, from time to time, alter such division.

2.3
During Executive’s employment with the Company, he shall devote all his efforts and skill to promote the business and affairs of the Company. Accordingly, Executive shall not assume any additional professional obligations unrelated to the Company, unless approved in advance by the Company.

2.4
Executive shall comply with the policy and working arrangements of the Company and follow the Company’s ethical code and Company policy and procedures as shall be determined from time to time by the management of the Company.

2.5	Executive shall notify the Company immediately and without delay of any matter which might constitute a conflict of interests between his position in the Company and his personal affairs.

3.	Salary and Working Hours

3.1
In consideration for his services, the Company shall pay Executive a gross annual salary of NIS equivalent to $169,600 and effective as of March 1, 2006, at an aggregate annualized rate of $183,168 (hereinafter “Company Salary”), prorated to reflect the number of business days worked outside of the United States as compared to the total business days worked (the “Adjusted Company Salary”). The Adjusted Company Salary shall be paid no later than the ninth (9th) day of each month, for the preceding month. Executive and the Company expressly agree that the Company will pay Executive his Adjusted Company Salary based on a per diem rate attributable to those days during which Executive performs services for the Company outside of the United States. Executive and the Company further expressly acknowledge that Executive will be compensated for his U.S. services (including payment of any social benefits required by applicable law) by Wintegra, Inc., the Parent Company (“US Salary” referred to collectively herein together with the Adjusted Company Salary as the “Company Salary”).

3.2
It is hereby acknowledged and agreed that Executive shall hold a senior position in the Company, requiring a special degree of trust, and accordingly, the provisions of the Hours of Work and Rest Law, 5711-1951 and the regulations promulgated thereunder, relating to separate and/or additional payments in respect of additional hours or for working on the weekend or on national holidays, shall not apply to this Agreement.

Executive acknowledges and agrees that the Company Salary and benefits provided for in this Agreement include a proper and just reward for the requirements of his position and status and the obligation to work at irregular hours of the day (as provided hereunder). Accordingly, Executive shall not be entitled to any additional bonus or other payment for extra hours of work, other than as provided hereunder.

4.	Manager’s Insurance Plan and Severance Pay

4.1
The Company contributes funds on behalf of its employees to a Managers Insurance Fund (hereinafter the “Fund”), and disability insurance for loss of ability to work (hereinafter the “Disability Insurance”) as specified below:

4.1.1
The Company shall pay to Executive (a) five percent (5%) of the Company Salary for pension compensation, out of which the Company shall transfer to the Fund on behalf of Executive, that amount which is equal to the applicable ceiling for tax credit and/or tax deduction purposes (and any excess to the Executive) and (b) by transfer to the Fund, eight and a third percent (8.33%) of the Company Salary for severance compensation. Moreover, the Company will contribute for the purpose of the Disability Insurance a maximum premium of 2.5% of the Company Salary. In addition, the Company shall deduct from the Company Salary an aggregated amount equal to five percent (5%) of the Company Salary for the Fund up to that amount which is equal to the applicable ceiling for tax credit and/or tax deduction purposes.

4.1.2
Executive expressly agrees that the aforementioned allocations shall be in lieu of severance pay according to the Severance Pay Law 5723-1963 (the “Severance Pay Law”), if Executive is entitled to Severance Pay in compliance with the General Permit of the Minister of Labor pursuant Section 14 of the Severance Payment Act of 1963 (attached hereto as Appendix A).

4.1.3
In the event of termination of Executive’s employment by either Executive or the Company, the Company shall transfer to Executive’s possession the Fund, provided that no such transfer shall be made under the circumstances which would entitle the Company to deprive Executive of severance pay under Israeli Law, including the breach of the confidentiality and non-competition provisions of this Agreement, and/or breach of fiduciary duties.

5.	Additional Severance Compensation

5.1
In addition to the amounts set forth in Section 4, upon termination of employment from the Company for any reason, Executive shall receive payment of either the amounts set forth in Section 5.2 or Section 5.3 below in consideration of Executive's undertaking not to compete with the Company, pursuant to Section 10 of Appendix B.

5.2
Involuntary Termination. If the Company terminates Executive’s employment with the Company for reasons other than Cause, death or Disability, or Executive resigns from his employment with the Company due to a Constructive Termination, then Executive shall be entitled to receive:

5.2.1
Continuing payments of severance pay (less applicable tax withholding) at the Company Salary rate multiplied by the percentage of Executive’s total business days that were worked outside of the United States in the most recently completed fiscal year, as then in effect, for a period of six (6) months from the Termination Date, payable in accordance with the Company’s normal payroll policies;

5.2.2	Vesting as of the Termination Date of such additional options as would have vested if Executive remained employed through the first anniversary of the Termination Date; and

5.2.3
Company-paid continuation for Executive and his eligible dependents under the Company’s group medical, dental and vision plans as in effect for Executive on the day immediately preceding the Termination Date until the earlier of six (6) months following the Termination Date or the date Executive (or the applicable dependent) becomes eligible for substantially similar coverage under another employer’s group medical, dental, and vision plans.

5.3
Change of Control Severance. If within twelve (12) months of a Change of Control of the Company, the Company terminates Executive’s employment with the Company for reasons other than Cause, death, or Disability or Executive resigns from his employment with the Company, Executive will be entitled to receive:

5.3.1
Continuing payments of severance pay (less applicable tax withholding) at the Company Salary rate multiplied by the percentage of Executive’s total business days that were worked outside of the United States in the most recently completed fiscal year, as then in effect, for a period of twelve (12) months from the Termination Date, payable in accordance with the Company’s normal payroll policies;

5.3.2
Vesting as of the Termination Date of all unvested options granted to Executive, in the event that the Company terminates Executive's employment under the circumstances described in Section 5.3 or in the event that Executive resigns from his employment with the Company due to a Constructive Termination within 12 months of a Change of Control; or vesting as of the Termination Date of fifty percent (50%) of the unvested options granted to Executive, in the event that Executive resigns from his employment as described in Section 5.3;

5.3.3
Extension of the exercise period enabling Executive to exercise his options through the first anniversary of the Termination Date; notwithstanding, in no case shall the exercise period be extended beyond the maximum term of the options. Additionally, the exercise period of the options may not be extended beyond the later to occur of (x) the fifteenth day of the third month after the options would have otherwise expired due to termination of Executive's employment, or (y) the end of the calendar year during which the options would have otherwise expired due to termination of Executive's employment; and

5.3.4
Company-paid continuation for Executive and his eligible dependents under the Company’s group medical, dental and vision plans as in effect for Executive on the day immediately preceding the Termination Date until the earlier of twelve (12) months following the Termination Date or the date Executive becomes eligible for substantially similar coverage under another employer’s group medical, dental, and vision plans.

5.4	Definitions.

5.4.1	Cause. For purposes of this Agreement, “Cause” is defined as:

i.	an act of dishonesty made by Executive in connection with Executive's responsibilities as an employee;

ii.	Executive's conviction of, or plea of nolo contendere to, a felony;

iii.	Executive's gross misconduct; or

iv.
Executive's continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties.

5.4.2	Change of Control. For purposes of this Agreement, “Change of Control” is defined as:

i.
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Parent Company representing fifty percent (50%) or more of the total voting power represented by the Parent Company's then outstanding voting securities;

ii.
a change in the composition of the Board of Directors of the Parent Company occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Parent Company as of the date of the consummation of the Parent Company's public offering, or (B) are elected, or nominated for election, to the Board of Directors of the Parent Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Parent Company);

iii.
the date of the consummation of a merger or consolidation of the Parent Company with any other corporation that has been approved by the stockholders of the Parent Company, other than a merger or consolidation which would result in the voting securities of the Parent Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Parent Company, or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Parent Company approve a plan of complete liquidation of the Parent Company; or

iv.	the date of the consummation of the sale or disposition by the Parent Company of all or substantially all the Parent Company's assets.

5.4.3
Constructive Termination. “Constructive Termination” means Executive’s resignation from his employment within ninety (90) days, plus any applicable thirty (30) day cure period, following the occurrence of any of the following without Executive’s consent:

i.
a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Parent Company being acquired and made part of a larger entity will not constitute a “Constructive Termination”; or

ii.
a reduction of more than ten percent (10%) by the Company of Executive’s Company Salary as in effect either on the Effective Date or immediately prior to such reduction (other than as part of an overall reduction applicable to similarly situated senior executives of the Company, Parent Company or its successor).

In each case, prior to Executive being permitted to resign from his employment due to a “Constructive Termination”, the Company will have thirty (30) days to cure any such alleged breach, assignment, reduction or requirement, after Executive provides the Company written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

5.4.4
Disability. “Disability” means that Executive is determined by the Company to be disabled under the provisions of the Disability Insurance, and Executive has received long-term disability benefits for a period of at least three (3) months under such plan.

5.4.5	Termination Date. Subject to the requirements of Section 9, “Termination Date” means the effective date of any notice of termination delivered by one Party to the other hereunder.

5.5
Conditions to Receive Severance Package. The severance payments described in Section 5 will be provided to Executive only if Executive executes and delivers to the Company, and does not revoke, a general release of claims in a form acceptable to the Company.

6.	Advanced Study Fund

6.1
The Company shall pay to Executive an amount equal to 7.5% of the Company Salary for purposes of advanced study (the “Study Fund”). From the Study Fund, the Company shall make monthly contributions on behalf of Executive to a recognized advanced study fund (“Keren Hishtalmut”), provided that said contribution does not exceed the applicable ceiling for tax credit and/or tax deduction purposes, in which case said contribution shall be up to the applicable ceiling and any excess amounts remaining as the Study Fund shall be paid to Executive. In addition, the Company shall deduct 2.5% from the Company Salary, up to the applicable ceiling for tax credit and/or tax deduction purposes, also to be paid to the Keren Hishtalmut.

6.2	Executive shall be responsible for any tax imposed in connection with contributions to the Fund and/or Study Fund, including any of the Company’s contributions.

7.	Vacation

7.1	Executive shall be entitled to paid vacation in accordance with Company policy.

7.2	Vacation shall be taken in accordance with Company policy and subject to Executive’s superior's approval.

7.3
Executive will make every reasonable effort to exercise his annual Vacation. However, if he is unable to exercise all the Vacation days, he shall be entitled to accumulate the unexercised balance of the Vacation days, up to a maximum amount of double the number of annual Vacation days available as provided in subsection 7.1. above (the “Maximum Amount”), provided that Executive will take at least seven consecutive annual working days vacation each year. Any accumulation of Vacation days in excess of the Maximum Amount requires the approval of the Company.

8.	Other Payments

8.1	Sick Leave: Executive shall be entitled to sick leave (“Yemei Mahala”) as provided by the Sickness Pay Law, 5736-1976.

8.2	Recreation Pay: Executive shall be entitled to annual recreation pay (“Dmey Havra-ah”) in an amount to be determined in accordance with the law.

8.3
Military Reserve Duty: In the event that Executive will be called to military reserve duty (including a “one-day” military reserve duty), the Company shall pay him the full Company Salary for the period in which he was called to military reserve duty, for a maximum period of two months, provided that Executive supplies the Company with an appropriate certificate in order to receive the amounts due from the National Insurance Institute.

8.4
Expenses Reimbursement: Executive shall be entitled to reimbursement for all actual expenses arising out of travel, lodging and meals whether in Israel or abroad, provided that he provides proper documentation and that such business expenses have been approved in advance by the Company.

8.5	Vehicle:

8.5.1
The Company shall provide Executive with the use of a motor vehicle in a class and model approved by the Compensation Committee (the “Car”). The Car shall belong to or be leased by the Company and shall be registered in the Company’s name for use by the Executive during the period of his employment with the Company.

8.5.2.
The Company shall bear all the fixed and variable costs of the Car, including licenses, insurance, gasoline, regular maintenance and repairs. The Executive shall bear the costs of any tickets, traffic offense or fines of any kind. The Company shall bear all the tax consequences of the Executive in relation to the allocation of the Car.

8.5.3.
Any expenses, payments or other benefits that are made in connection with the Car shall not be regarded as part of the Company Salary, for any purpose or matter, and no social benefits or other payments shall be paid on its account.

8.6	Mobile Phone: The Company shall provide Executive a portable cellular phone for work-related purposes and shall bear the expenses thereof, in accordance with Company policy.

9.	Term and Termination

9.1
Executive’s employment by the Company under the terms of this Agreement shall commence on the date specified in the opening paragraph of this Agreement, and shall continue in full force and effect until terminated pursuant to the terms hereof.

9.2
Executive's employment may be terminated by either party, at any time and for any reason, pursuant to the delivery of ninety (90) days’ prior written notice by the terminating party (hereinafter the “Notice Period”).

9.3
During the Notice Period, Executive shall continue to render services to the Company until the termination of the Notice Period, and cooperate with the Company in assisting the integration of the person who will assume his responsibilities. Notwithstanding the aforementioned, the Company shall have the right not to take advantage of the full Notice Period and may terminate Executive‘s employment at any time during the Notice Period. In the event of such termination, the Company shall pay Executive’s full Company Salary and Executive shall be entitled to use of the Car and Phone for the remainder of the Notice Period.

9.4
To avoid any doubt, it is hereby expressed that the Company reserves the right not to take advantage of the Notice Period, in both the event the notice of termination of employment was delivered by the Company, or in the event that it was delivered by Executive, and such an event shall not constitute a dismissal of employment by the Company.

9.5
Notwithstanding the foregoing, the Company may terminate the employment without the delivery of a prior written notice, in the event of termination under the circumstances which deprive an employee of severance payment according to Israeli Law, including the breach of the confidentiality and non-competition provisions of this Agreement and/or breach of fiduciary duties.

9.6
In the event that Executive terminates his employment with the Company, for any reason, without the delivery of a prior written notice, the Company shall be entitled to deduct from any debt which it owes Executive an amount equal to the Company Salary that would have been due to his account for the Notice Period during which he should have worked pursuant hereto.

10.	The Exclusivity of the Agreement

10.1	This Agreement is personal and the terms and conditions of the employment shall be solely as set forth herein.

10.2
This Agreement is personal and shall not invoke the provisions of any collective bargaining agreement (“Heskem Kibutsi”), collective arrangement (“Hesder Kibutsi”), extension orders (“Tzavei Har’hava”) or any other custom, except and only to the extent so mandated by law.

10.3
This Agreement is the entire agreement between the parties with respect to the subject matter hereof, together with the agreement entitled “Wintegra, Inc. - Jacob (Kobi) Ben Zvi Employment Agreement” and supersedes all prior understandings, agreements and discussions between the parties, oral or written.

11.	No Impediment

Executive warrants, confirms, and undertakes that he is entitled to enter into this Agreement and to assume all the obligations pursuant hereto, that there is no contractual or other impediment on his entering into this Agreement and to his engagement by the Company, and that in entering into this Agreement he is not in breach of any other agreement or obligation to which he is or had been a party.

12.	Confidentiality and Intellectual Property Assignment

12.1
As a condition precedent to the entering into effect of this Agreement, Executive shall execute the Confidentiality, Non-competition and Proprietary Information Assignment undertaking attached hereto as Appendix B.

12.2	Executive agrees that the terms and conditions of this Agreement shall remain confidential at all times, and shall not be disclosed to any other person, including other employees of the Company.

13.	Miscellaneous

13.1
Executive shall bear all tax payments deriving from the rights and benefits granted under this Agreement. It is hereby expressed that all the amounts specified in this Agreement are gross, and statutory tax and all the other compulsory payments, including health insurance contributions and national insurance contributions, shall be deducted from them and from all the rights and benefits received by Executive pursuant hereto. Executive shall be responsible for any tax imposed in connection with contributions to the Fund and/or Study Fund, including any of the Company’s contributions.

13.2
The Company’s failure or delay in enforcing any of the provisions of this Agreement shall not in any way be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

13.3	Any modification or amendment to the provisions of this Agreement and the appendixes hereto shall be valid only if effected in writing and signed by both parties hereto.

13.4
This Agreement may be assigned by the Company to any third party, at its sole discretion. Executive may not assign or delegate his rights and obligations under this Agreement to any other party without the Company’s prior written approval.

13.5
In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be severed from this Agreement and all other provisions of the Agreement shall continue in full force and effect.

13.6
This Agreement shall be governed by the laws of the State of Israel, and  the competent courts in the district of Tel Aviv shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Agreement.

13.7
The division into clauses and the headings thereto are designated for convenience purposes and shall not be used in the interpretation hereof. All appendices attached hereto comprise an integral part hereof.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement on the day and year set forth above.

COMPANY: Wintegra Ltd.

By:	/s/ Alon Rozner	Date:	April 12, 2006

Title:	CFO

EXECUTIVE:

/s/ Jacob (Kobi) Ben Zvi	Date:	April 12, 2006
Jacob (Kobi) Ben Zvi

APPENDIX A

Translation from the Hebrew

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERSTO A
PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE
PAYUNDER THE SEVERANCE PAY LAW, 5723-1963

By virtue of my power under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for the sake of his employee to a comprehensive pension provident fund that is not an insurance fund within the meaning set forth in the Income Tax Regulations (Rules for the Approval and Conduct of Provident Funds), 5724-1964 (hereinafter: the “Pension Fund”) or to managers’ insurance which includes the possibility to receive annuity payments under an insurance fund as aforesaid, (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: “Employer’s Payments”), shall be made in lieu of severance pay due to said employee with respect to the salary from which said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments –

(a)
to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, for the sake of his employee, in addition thereto, payments to supplement severance pay to a severance pay provident fund or to an Insurance Fund in the employee's name, in the amount of 2 1/3 % of the Exempt Salary. In the event that the employer has not paid the above mentioned 2 1/3% in addition to said 12%, his payments shall come in lieu of only 72% of the employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:

(i)
13 1/3% of the Exempt Salary, provided that, in addition thereto, the employer pays, for the sake of his employee, payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount equivalent to the lower of either an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary (hereinafter: “Disability Insurance Payment”);

(ii)
11% of the Exempt Salary, if the employer paid, in addition, the Disability Insurance Payment; and in such case, the Employer’s Payments shall come in lieu of only 72% of the employee’s severance pay. In the event that the employer has made payments in the employee’s name, in addition to the foregoing payments, to a severance pay provident fund or to an Insurance Fund in the employee’s name, to supplement severance pay in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall come in lieu of 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee, which includes:

(a)
the employee’s consent to an arrangement pursuant to this approval, in an agreement specifying the Employer’s Payments, the Pension Fund and the Insurance Fund, as the case may be; said agreement shall also incorporate the text of this approval;

(b)
an advance waiver by the employer of any right which he may have to a refund of monies from his payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to Section 17 of the Law, and in such a case or in cases in which the employee withdrew monies from the Pension Fund or Insurance Fund, other than by reason of an entitling event; for these purposes an “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)
This approval shall not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement with respect to compensation in excess of the Exempt Salary.

15th Sivan 5758 (June 9th, 1998).

APPENDIX B

Confidentiality, Non-competition and Proprietary Information Agreement

My obligations under this Confidentiality and Intellectual Property Assignment Agreement (hereafter “Agreement”) are towards (i) Wintegra Ltd. (the “Company”) (ii) its present and future parent companies, subsidiaries and affiliates and successors. All of the aforementioned entities shall be referred to collectively as the “Company’s Entities”. As a condition of my employment with Wintegra Ltd. corporation, its parents, subsidiaries, affiliates, successors or assigns (collectively, the “Company”) and in consideration of my receipt of confidential information upon execution of this Agreement and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following terms and conditions of this Confidentiality, Non-competition and Proprietary Information Agreement (the “Agreement”) which shall be effective as of the date set forth in the signature block (“Effective Date”)

1.	Confidentiality

I will regard and retain as confidential and will not divulge to any third party, or use for any unauthorized purposes either during or after the term of my service with the Company, any Confidential Information, as defined below, that I have acquired during my service or in connection with my service or contacts with the Company’s Entities, except as necessary in the ordinary course of performing my authorized duties on behalf of the Company’s Entities.

2.	Confidential Information

“Confidential Information” shall include, but will not be limited to, information regarding research and development related to actual or anticipated products, inventions, whether patentable or non-patentable, hardware, software or other products, methods of manufacture, trade secrets, business plans, customer lists, finances, and any other data or information related to the business or affairs of any of the Company's Entities. Confidential Information will include information in written, oral or any other format.

Immediately upon execution of this Agreement, the Company agrees to provide me with certain Confidential Information regarding the Company, regardless of whether or not I am employed by the Company at such time (“Initial Disclosure”). Following the Initial Disclosure of Confidential Information, the Company may make available to me additional Confidential Information that will enable me to optimize the performance of my duties to the Company. Except for the Initial Disclosure, I agree that the Company will have no obligation to make available to me any of its Confidential Information after the termination of my employment

3.	Return of Confidential Information

All materials including, but not limited to, documents, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, databases, and any other material of any kind and in any form that contains Confidential Information, coming into my possession or prepared by me in connection with my service, are the exclusive property of the Company’s Entities (hereinafter the “Documents”). I agree to return to the Company’s Entities all such Documents upon termination of my employment, unless I acquire the Company’s specific written consent to release any such Document.

4.	Ownership Rights

Without additional compensation and consideration, I hereby assign and will in the future irrevocably assign to the Company, and acknowledge and will in the future acknowledge the Company’s exclusive right (including any ‘moral’ right), domestic and foreign, to any and all intellectual property, including, without limitations, all inventions, mask works, discoveries, and works of authorship, whether capable of being patented or copyrighted or not, which I may conceive, make, develop, author, or work on, in whole or in part, independently, or jointly with others, during the term of my employment with the Company, which are either (i) related to the Company’s Entities’ business; (ii) related to the Company’s Entities’ research and development; (iii) developed in whole or in part on the Company’s time or with the use of any Company’s equipment, supplies, facilities, or trade secret; or (iv) result directly or indirectly from any work I performed for the Company (hereinafter the “Company’s Entities’ Intellectual Property”). To the extent allowed by applicable law, I agree to waive any moral rights I may have in the Company’s Entities’ Intellectual Property.

5.	Disclosure and Record of Inventions

I will promptly disclose and describe to the Company all of the inventions contained within the Company’s Entities’ Intellectual Property (hereinafter the “Inventions”). I agree to keep and maintain adequate and current written records of all Inventions during the term of my employment with the Company’s Entities. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company’s Entities. The records will be available to and remain the Company’s Entities’ sole property at all times.

6.	Employee Assistance

I will, at the Company’s Entities’ expense, assist in preparation and registration of patents and any other intellectual property right in favor of the Company’s Entities, in any jurisdiction deemed appropriate by the Company’s Entities. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. I agree to perform this obligation during and after my service with the Company’s Entities. In order to give full effect to this section I hereby irrevocably appoint the Company’s Entities (and their representatives) as my attorneys in fact, authorized in my name and on my behalf to execute all such documents.

7.	No Conflicting Obligations

I will not disclose to the Company’s Entities any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless I have first received the written approval of that third party and present it to the Company’s Entities. I undertake not to perform any activity related to my employment with the Company’s Entities on the premises of any third party, or while using any equipment or materials that belong to any such third party, unless instructed to do so by the Company’s Entities.

8.	Third Party Information

I recognize that the Company’s Entities have received and will in the future receive from third parties such third parties’ confidential or proprietary information, subject to a duty on the Company’s Entities’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my services for the Company’s Entities, consistent with the Company’s Entities’ agreement with such third party.

9.	Non-Solicitation

I agree that for a period of one (1) year immediately following the termination of my relationship with the Company’s Entities for any reason, whether with or without cause, at the option either of the Company’s Entities or myself, with or without notice, I will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s Entities’ employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of the Company’s Entities, either for myself or for any other person or entity.

10.	Covenant Not to Compete.

I agree that during the course of my employment and for a period of one (1) year immediately following the termination of my relationship with the Company for any reason, whether with or without cause, at the option either of the Company or myself, with or without notice, I will not, either directly or indirectly, (i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any business in competition with the Company’s Entities business as conducted by the Company during the course of my employment with the Company. The foregoing covenant shall cover my activities in every part of the Territory. “Territory” shall mean (i) all counties in the State of Texas, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clauses (ii) and (iii), the Company’s Entities maintain non-trivial operations, facilities, or customers in such geographic area prior to the date of the termination of my relationship with the Company.

I acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to use, except for the benefit of the Company’s Entities, or to disclose the Confidential Information of the Company’s Entities and my obligation not to compete contained in the preceding paragraph is necessary to protect the Company’s Entities’ Confidential Information and to preserve the Company’s Entities value and goodwill. I further acknowledge the time, geographic and scope limitations of my obligations under the paragraph above are reasonable, especially in light of the Company’s Entities desire to protect its Confidential Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company Entities during the period and within the Territory as described above.

The covenants contained in the first paragraph of this Section 10 shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the first paragraph of this Section 10. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of the first paragraph of this Section 10 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

11.	Interference

I agree that during the course of my employment and for a period of one (1) year immediately following the termination of my relationship with the Company’s Entities for any reason, whether with or without cause, at the option either of the Company’s Entities or myself, with or without notice, I will not, either directly or indirectly, interfere with the Company’s Entities’ customer relationships.

12.	Breach of Obligation

I am aware that a breach of any of the obligations under this Agreement will cause the Company’s Entities’ serious and irreparable harm, to which no monetary compensation can be an appropriate remedy. Therefore, I agree that if such a breach occurs, the Company’s Entities shall be entitled, without prejudice, to take all legal means necessary, including any injunctive relief, to restrain any continuation or further breach of this Agreement, without any objection from me and without the necessity of posting bond.

13.	Assignment

This Agreement may be assigned by the Company. I may not assign or delegate my obligations under this Agreement without the Company's prior written approval. Any purported assignment in violation of this section shall be null and void.

14.	Survival

My obligations under this Agreement, except those set out in Sections 9 and 10 (which shall be enforceable on the terms described) shall remain in full force after termination, for any reason, of my employment with the Company.

15.	Condition to Employment

I acknowledge that execution of this Agreement is a condition to the Company's Entities’ engagement with me and the disclosure of the Initial Disclosure.

Kobi Ben-Zvi	/s/ Kobi Ben-Zvi	April 12, 2006
Name of Employee	Signature	Date